STATEMENT OF WORK AND WORK ORDER

Brand Development & Launch Campaign

Rocky Mountain High Brands, Inc.

Proposal # 10008

Date Submitted: March, 29th, 2016

1

OVERVIEW

Rocky Mountain High Brands, Inc. (“RMHB” or “Client”), the leader in functional, hemp-based beverages and snacks, has lofty ambitions of taking major market share from competitive brands like Red Bull, Monster, 5 Hour Energy, Arizona, Sobe, and others. And while a great, expanding product portfolio, tremendous new executive team, and fresh, engaging brand identity put the company in prime position to prosper, going up against large competitors with significant advertising budgets will require savvy marketing investments, informed by a focused brand strategy, to effectively disrupt the market.

GOAL

To successfully relaunch the Rocky Mountain High brand to both B2B and B2C audiences through a strategic 6-month marketing campaign to gain brand awareness and increase sales.

STRATEGY

Upstart Food Brands is proposing an initial 6-month brand launch program, designed to accomplish three major objectives; to establish the corporate brand, build the consumer brand, and engage target audiences with an efficient marketing campaign to build brand loyalty, awareness, and equity. There will be two phases to the roll out, with an initial roughly 2-month window where strategy will be developed, packaging will be finalized, new assets developed, and marketing support prepared, with a second 4-month phase of aggressive brand promotion and implementation.

The Corporate Brand

To establish Rocky Mountain High Brands as a legitimate industry leader, the corporate brand must look sharp, professional, and polished. Upstart Food Brands will create a logo that aligns with the product identity, and apply the approved brand to identity materials (business cards, envelopes, letterhead, email signature, and corporate brand guidelines).

A corporate brand also requires a professional web presence targeted to B2B audiences, such as retailers, investors, and other stakeholders. This offers an opportunity to educate interested parties about the company, its history, corporate philosophies, news, and other information that’s not relevant to a consumer audience. Upstart Food Brands will create a strategy for corporate web content, establishing a site architecture, and then producing the responsive (mobile ready) site, using the extensible, open source Wordpress platform for ease of use and management by customizing a theme for efficient implementation. This will include writing/editing of all content, sourcing of images, and population of all site pages, as well as installation of Google Analytics, writing and configuration of meta data for search engine optimization, testing to ensure site functions as intended, proofing for grammar, spelling, and contextual accuracy, and launch on RHMB’s provided hosting environment at rockymountainhighbrands.com.

2

Upstart Food Brands will write and release three corporate press releases concerning newsworthy topics via BusinessWire to reach a variety of new sources including prominent national daily publications such as the New York Times, USA Today, and Wall Street Journal; newsrooms of print, broadcast, and online media; other newswire services such as the Associated Press, Dow Jones, Thomson Reuters; thousands of websites, databases, and online news syndicators, including BusinessWire.com, EON (Enhanced Online News), Yahoo! Finance, Google News, and Dow Jones Marketwatch; and up to 150 selected vertical market trade media categories. Third-party BusinessWire costs, which are around $2,000 per press release, are included within the scope of this proposal.

Another critical aspect of launching a new brand is ensuring that the sales team has the resources they need to move product. Upstart Food Brands will develop a retail presentation to ensure that the corporate message and brand identity are aligned when presenting to major retailers such as Walmart. The presentation will be created in Microsoft PowerPoint (PPT) so that it can easily be updated internally, and will include up to 10 initial pages that will remain consistent, which focus on the overall company message. The remaining pages can be customized for each prospective retail target to allow for a more tailored experience.

We will also create a corporate folder with five initial sell sheets; one for the overall Rocky Mountain High brand, one for the main beverage line (energy drinks, lemonade, and tea), one for the energy shot, one for the spring water, and one for the nutrition bars. These sheets will be two-sided, with the front side focused on showcasing the features, benefits, and other marketing details of the product line, and the back featuring nutrition facts, ingredient legends, and product bar codes for quick retail scanning.

RMHB also plans to exhibit at key trade shows in 2016, which will occur within the window of this contract. In order to ensure that the brand is communicated consistently, and in an engaging fashion at these exhibitions, in addition to the folder, sell sheets, identity materials, presentation, and other assets that may be used, Upstart Food Brands will develop updated booth graphics, recommendations for creative ways to engage attendees and create buzz at the show, and design support for giveaways and apparel.

The Consumer Brand

While many of Rocky Mountain High’s competitors are flawed companies under heavy public scrutiny, they remain largely unchallenged. These companies can invest significant resources to maintain their positions in the market, and their brands are well integrated into their consumers’ lifestyles. However, a savvy brand with a superior product has the potential to take significant market share with smart, strategic marketing, and well-devised, consistent branding. The tactics outlined herein represent an approach designed to maximize brand exposure and awareness at a modest investment, giving RMHB the edge it needs to disrupt the market.

It begins with packaging. Many consumers experience a brand for the first time at the convenience store cooler door or the grocery shelf. If they can relate to the product, they might try it. Fail to connect, and the opportunity may pass. This is why execution is crucial. The Rocky Mountain High line extensions (shots, nutrition bars, and spring water), while part of the overall brand portfolio and experience, are different products that compete in different competitive environments. Unique considerations must be made within the context of the overall brand to ensure that each product competes well its own market. Upstart Food Brands will make high-level determinations about each competitive space, and will adapt the design of each package to ensure the Rocky Mountain High brand is tailored to each ecosystem, and stands out on the shelf. Once approved, we will send the files to AAS for separations and print coordination.

3

Once the packaging designs are complete, high-resolution, professionally-edited custom photos (individual packages and groups) will be produced at Upstart Food Brands’ in-house studio. Additionally, lifestyle images of the target audience(s) interacting with the product will be developed to provide a relatable glimpse into the Rocky Mountain High life. 6 Images will be produced, using an energy drink, lemonade, tea, energy shot, water, and nutrition bar package, and the look of these photos will set the tone for the visual style of the brand.

To engage and educate the consumer about hemp and the Rocky Mountain High brand, a consumer website, featuring the entire line of products, will need to be developed. Because the consumer audience has distinctly different needs than the corporate audience, this site will be developed at liverockymountainhigh.com (which can be purchased at GoDaddy.com for only $11.99 for the first year). Upstart Food Brands will create a strategy for consumer-focused web content, establishing a site architecture, and then producing the responsive (mobile ready) site, using the extensible, open source Wordpress platform for ease of use and management by customizing a theme for efficient implementation. This will include writing/editing of all content, sourcing of images, and population of all site pages, as well as installation of Google Analytics, writing and configuration of meta data for search engine optimization, testing to ensure site functions as intended, proofing for grammar, spelling, and contextual accuracy, and launch on RHMB’s provided hosting environment.

Upstart Food Brands will coordinate with Daniel Crawford, RMHB’s new social media manager, to ensure the new brand is implemented across social media properties effectively.

To support the retail re-launch of the brand, Upstart Food Brands will develop Point of Sale (POS) materials, including cooler graphics and window clings. We will coordinate printing of these items, and have them shipped to the desired location for distribution.

Marketing Campaign

With branding, packaging, POS materials, website, and social media presence in place, a grass-roots marketing campaign will be launched to promote the brand, gain awareness, and move consumers to purchase. While this initial set of tactics will only require a modest investment, the impact will be proportionately greater, as we will seek to leverage the influence of others to build the brand organically.

We will first create a marketing plan that will delve a little deeper into the engagement strategy and target audiences. Once this is finalized, Upstart Food Brands will implement the approved plan.

4

We will begin with a blogger campaign. Based on the marketing strategy and the established target audiences, we will identify influential bloggers (hemp supporters, beverage enthusiasts, healthy products consumers, energy drinkers, etc.) that will align with the brand and help to promote it. We will reach out to these individuals, send them samples of the product, and encourage them to write about and support Rocky Mountain High. By tapping into existing audiences that fit the Rocky Mountain High profile, and leveraging the influence of the bloggers they follow, we hope to introduce the brand to a significant number of new customers.

Social media will be a huge avenue for brand promotion to an audience with the potential to take great content viral. Upstart Food brands will work with Daniel Crawford to determine how social media engagement fits into the overall marketing plan. We will provide promotional graphics as needed, within project scope and budget, to support social media promotion and advertising. We will also develop a mini campaign of up to 6 short (15 second) social videos to provide additional engaging assets that can be leveraged in promotion.

We will establish a Search Engine Marketing (SEM) plan, focused on building website authority to drive users to the consumer site, and to push key searches to the top of search engine inquiries. We will determine a monthly budget for keyword promotion, and implement the aggressive 4-month plan. We will measure performance and deliver regular reports for review.

We will also develop a strategy for merchandise and design the pieces according to the approved plan and target audience. Items like shirts, hats, and other pieces can be worn at trade shows, given away at events, and sold online. The goal will be to produce pieces that people will want to wear/use that align with brand strategy.

Project includes one trip to Dallas, TX to visit client (date to be determined).

PROJECT SPECIFICATIONS

Business & Brand Consulting

Upstart Food Brands will provide ongoing business and brand consulting over the term of this agreement to ensure a successful brand deployment.

Corporate Rocky Mountain High Brands Logo & Identity Materials

Upstart Food Brands will develop at least three (3) logo concepts for consideration. We will present the logo concepts to Client for review, and will collect feedback for implementation into one (1) round of revisions to selected direction. Upstart Food Brands will present final logo design to Client for approval. Final logo will be provided in appropriate versions (reverse application, 1-color, etc.), and file types (vector EPS, JPG, PNG, etc.).

5

Upstart Food Brands will provide a basic identity standards guide, that will be appended to the consumer identity guide, where logo specifications, color palette, brand typography, and other basic usage guidelines will be documented. This document, not to exceed ten (10) pages in length will be delivered to Client in PDF format, through digital means.

Upstart Food Brands will also develop a set of corporate identity materials that will include business cards, envelopes, letterhead, and email signature. We will present concepts as a set to Client for review, and will collect feedback for implementation into one (1) round of revisions to selected direction. We will present final designs for approval, and will coordinate printing with selected print vendor.

Corporate Website (rockymountainhighbrands.com)

Upstart Food Brands will analyze website content, and coordinate with Client, to understand the complete scope of needs for site managers, contributors, and the intended target audiences to ensure optimal organization and positioning for all site users. From this insight we will provide a comprehensive and strategic site map that establishes the site architecture and identifies the intended user experience. We will deliver the site map for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will deliver the revised site map to Client for approval.

Based on the approved site map, Upstart Food Brands will begin writing/editing content. Site content will be delivered to Client for review. We will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will deliver the revised site content to Client for approval.

We will identify a responsive, mobile-optimized Wordpress theme that best aligns with the needs of the company, the site map, the anticipated functionality, and approved content. We will recommend the theme to Client, and upon approval, will purchase and install the theme on Client’s hosting solution.

Upstart Food Brands will work with Client to obtain any available visual assets (images, video, etc.) that exist, in order to assess their viability for the site. We will edit selected images, if necessary, to optimize them for web use.

Upstart Food Brands will develop the look and feel of the site, using the available tools in the Wordpress theme. We will present the working site design to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present the revised site design to Client for approval.

Upon approval of the site design, Upstart Food Brands will lay out content into site pages, and will configure functional components such as forms, social sharing, email signup, and Google Analytics. We will install an SEO plugin, and write and upload meta data, such as title tags, descriptions, and keywords, to site pages. We will thoroughly proof and test everything, and present final site to Client for review. We will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final website to Client for approval.

6

Upon Approval, Upstart Food Brands will deploy site to live hosting environment.

Press Releases (3)

Upstart Food Brands will work with Client to identify newsworthy topics, and will write and distribute three (3) press releases, to be delivered through BusinessWire.com. We will present each release to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final press releases for approval, and deliver to BusinessWire for distribution. We will follow up with BusinessWire do determine success of releases, and deliver report to Client.

Anticipated BusinessWire costs are included within this scope of work (amounting to $6,000, or roughly 23% of the total financial cost of this project).

Retail Presentation

Upstart Food Brands will develop a retail presentation in PowerPoint for use in retailer meetings. We will create a branded template, leveraging existing brand assets, identity standards, and imagery, and will develop up to ten (10) pages of content to create a compelling case for retailers to carry the Rocky Mountain High brand. We will present the content to Client for review, and will collect feedback for implementation into one (1) round of revisions to the template and content, not to exceed 30% of original content. We will present the final presentation to Client for approval, and will deliver the PPT presentation to client digitally.

Folder & Sell Sheets (5)

Upstart Food Brands will design a corporate folder that will accommodate sell sheets and other documents. We will present the folder deign to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present the final folder design to Client for approval.

We will develop up to five (5) two-sided sell sheets; one each focused on general company information, the beverage/energy drink line, energy shots, nutrition bars, and spring water. We will present the designs to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final sell sheets to Client for approval.

Trade Show Support

Upstart Food Brands will work with Client to determine a trade show strategy, and booth graphic plan for key trade shows that will occur within the 6-month window of this project. We will create updated booth graphics with new branding and messaging, and will present to Client for review. We will collect feedback for implementation into one (1) found of revisions, not to exceed 30% of original content. We will present final booth graphics to Client for approval.

7

We will also provide design support for other approved trade show promotions (giveaways, apparel, sponsorships, etc.). We will present these designs to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final designs to Client for approval.

Packaging Design (Energy Shot, 3 Nutrition Bars, Spring Water)

Upstart Food Brands will provide adaptations of the Rocky Mountain High brand identity to the energy shot, nutrition bar, and spring water packages, focusing on the principal display panel (PDP), and will present to Client for review. We will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. Upstart Food Brands will present final packaging concepts to Client for approval.

Once approved, Upstart Food Brands will collect remaining packaging assets from Client (UPC code, Ingredient Legends, Nutrition Facts Statements, etc.), and will lay out complete packaging designs for five (5) anticipated SKUs (1 energy shot, 3 nutrition bars, and 1 spring water) into printer templates, extending approved concepts to finished production layouts. We will present full packaging layouts to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 10% of original content. Upstart Food Brands will present finished packaging layouts to Client for approval.

Custom Photography (Product & Lifestyle)

Based on brand strategy, Upstart Food Brands will develop a shot list for up to six (6) lifestyle photos, and will present to Client for review. Upon approval, we will schedule and conduct photo shoot to obtain photos on the approved list.

Upstart Food Brands will also produce strip-out images of the new products for promotional and public relations use; one (1) shot of each individual package and up to three (3) group shots. We will professionally edit images, and deliver them to Client in high-resolution (JPG) format, through digital means.

Consumer Website (liverockymountainhigh.com)

Upstart Food Brands will analyze website content, and coordinate with Client, to understand the complete scope of needs for site managers, contributors, and the intended target audiences to ensure optimal organization and positioning for all site users. From this insight we will provide a comprehensive and strategic site map that establishes the site architecture and identifies the intended user experience. We will deliver the site map for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will deliver the revised site map to Client for approval.

Based on the approved site map, Upstart Food Brands will begin writing/editing content. Site content will be delivered to Client for review. We will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will deliver the revised site content to Client for approval.

8

We will identify a responsive, mobile-optimized Wordpress theme that best aligns with the needs of the brand, the site map, the anticipated functionality, and approved content. We will recommend the theme to Client, and upon approval, will purchase and install the theme on Client’s hosting solution.

Upstart Food Brands will work with Client to obtain any available visual assets (images, video, etc.) that exist, in order to assess their viability for the site. We will edit selected images, if necessary, to optimize them for web use.

Upstart Food Brands will develop the look and feel of the site, using the available tools in the Wordpress theme. We will present the working site design to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present the revised site design to Client for approval.

Upon approval of the site design, Upstart Food Brands will lay out content into site pages, and will configure functional components such as forms, social sharing, email signup, and Google Analytics. We will install an SEO plugin, and write and upload meta data, such as title tags, descriptions, and keywords, to site pages. We will thoroughly proof and test everything, and present final site to Client for review. We will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final website to Client for approval.

Upon Approval, Upstart Food Brands will deploy site to live hosting environment.

Social Media Brand Strategy & Support

Upstart Food Brands will work with Daniel Crawford to develop strategy for branding social media properties, and will provide files, content, and direction for consistent application of brand identity and story.

Point of Sale Materials (Cooler Graphics & Window Clings)

Upstart Food Brands will develop cooler graphics and window clings for retail Point of Sale use. We will present designs to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final designs to Client for approval.

Marketing Plan/Engagement Strategy

Upstart Food Brands will develop a high-level marketing plan/engagement strategy, and present to Client for review. We will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final marketing plan to Client for approval, and will deliver in PDF format digitally.

9

Blogger Campaign

Upstart Food Brands will develop a strategy for targeting influential bloggers to solicit positive reviews and support for Rocky Mountain High products. We will present the plan to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present the final plan to Client for approval, and execute the plan, finding and engaging with target bloggers, and ensuring that product is shipped to them.

Social Media Content

Upstart Food Brands will produce content and creative for social media engagement in collaboration with Daniel Crawford within project scope and budget.

We will also produce up to six (6) short, 15-second social videos. Upstart Food Brands will develop strategy for videos and present to Client for review. We will collect feedback for implementation into one (1) round of revisions to social video strategy, not to exceed 30% of original content. We will present final strategy to Client for approval.

Upon approval, Upstart Food Brands will produce videos, and send to Client for review. We will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final videos to Client for approval, and will coordinate with Daniel Crawford for social media implementation.

4-Month SEM Campaign

Upstart Food Brands will develop a keyword strategy for a 4-month Search Engine Marketing campaign to improve search traffic to new web properties. We will present the strategy to Client for review, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final plan to Client for approval, and will manage campaign according to the strategy, making adjustments as necessary. We will deliver monthly reports to Client to demonstrate performance.

Merchandise Strategy & Design

Upstart Food Brands will develop a strategy for branded merchandise. We will present ideas to Client, and will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present the merchandise strategy to Client for approval.

Upstart Food Brands will design the merchandise according to approved strategy, and will present designs to Client for review. We will collect feedback for implementation into one (1) round of revisions, not to exceed 30% of original content. We will present final merchandise designs to Client for approval.

10

Print Coordination

Upstart Food Brands will coordinate printing and production of all pieces outlined herein, including identity materials, packaging, folder, sell sheets, trade show graphics, merchandise, and POS materials to ensure all designs are reproduced as intended.

DELIVERABLES:

• Corporate Rocky Mountain High Brands Logo

• Corporate Identity Materials (Business Cards, Letterhead, Envelopes, & Email Signature)

• Corporate Website (rockymountainhighbrands.com)

• Three (3) Press Releases (delivered via BusinessWire - costs included)

• Retail Presentation

• Corporate Folder & Five (5) Sell Sheets

• Trade Show Booth Graphics & Design Support

• Packaging Design (Energy Shot, 3 Nutrition Bars, Spring Water)

• Product Photography (5 strip out images, 3 group shots)

• Lifestyle Photography (6 photos)

• Consumer Website (liverockymountainhigh.com)

• Social Media Brand Strategy & Support

• Point Of Sale Materials (cooler graphics, window clings)

• Marketing Plan/Engagement Strategy

• Blogger Campaign

• Social Media Content

• 4-Month SEM Campaign

• Merchandise Strategy & Design

• Print Coordination

• Brand Consulting

11

Contract Terms

Ownership / Rights

Client owns all final files in the format they were delivered in. Upstart Food Brands retains rights to working files, as they represent our intellectual property.

Delivery Method / Type

As a standard delivery method, Upstart Food Brands makes final files available for download via secure web link. If this project requires alternate or additional methods of file transfer due to file size or type limitations, Upstart Food Brands will specify an alternate means of delivery at the appropriate project milestones or upon completion of the implementation phase of this project.

Travel

This estimate does not cover costs for travel. Travel-related expenses will be billed separately, upon Client approval.

Billable Expenses

This estimate does not include costs for billable expenses such as royalties, taxes, courier fees, or shipping.

Third-Party Costs

This estimate does not cover costs for stock photography, research, and font purchases. All third party purchases related to this project and approved by Client, such as printing, media, reports, hosting, and stock photography, will be billed directly to Client from the vendor, with no markup by Upstart Food Brands.

Archiving

Files will be stored at no charge for a period of one (1) year and then moved to an archive. A fee may be required for retrieval.

Budget Adjustments

Cost is based upon information and requirements provided. Should the project scope or deliverables change at any point throughout the project, we may adjust this estimate accordingly and present a revised estimate for your approval.

Delay; Suspension of Services

In the event that Client becomes unresponsive to UFB's requests for a period of thirty (30) days or greater; Client requests a suspension of work or modification of the established delivery schedule or timeline; or the project becomes delayed for any reason beyond the reasonable control of UFB for a period of thirty (30) days or greater, such projects shall be deemed stalled, at which time UFB shall be entitled to immediately suspend any and all services without prior written notice to Client, and UFB may require a Change Order to reinstate the project.

12

WORK ORDER

THIS WORK ORDER is made this day, by and between Upstart Food Brands, LLC, ("UFB") and Rocky Mountain High Brands, INC (“Client”) pursuant to the Agreement for Services dated March 10, 2016 that UFB and Client executed and of which this Work Order forms an integral part.

Project Payment Schedule

In consideration of UFB's agreement to provide the Services, Client agrees to pay UFB a Project Fee according to the following schedule.

1 | Payment | 200,000 shares of RMHB stock | Upon Agreement

2 | Payment | $4,365 | Upon Agreement

3 | Payment | $4,365 | May 1, 2016

4 | Payment | $4,365 | June 1, 2016

5 | Payment | $4,365 | July 1, 2016

6 | Payment | $4,365 | August 1, 2016

7 | Payment | $4,365 | September 1, 2016

Total: 200,000 shares of RMHB stock + $26,190

IN WITNESS WHEREOF, UFB and Client cause this Work Order to be executed by their duly authorized representatives the day and year first above written.

On behalf of Client ____________________________________________________________

authorized signature

____________________________________________________________________________

name title date

On behalf of Upstart Food Brands, LLC _____________________________________________

authorized signature

____________________________________________________________________________

name title effective date

13